Exhibit 10.2

                                     CFO 911
                             Accounting and Finance
                                    Solutions

The Scope Letter

The scope of the Agreement (the "Agreement") dated September 27, 2004 by and between CFO 911 (the "Advisor") and Traffic Logic, "dba" InfoSearch Media (the "Company") is limited to the details herein. The tasks to be performed as delineated herein are to be completed within the term of the Agreement. The scope of the Agreement may only be modified by written consent of both the Advisor and the Company.

The tasks are as follows:

1. Review the accounting processes and procedures currently used and recommend improvements in those functional accounting areas.
2. Convert the Company to an accrual based accounting system utilizing the existing QuickBooks accounting software. 3. Improve the financial reporting of the Company including developing appropriate balance sheets, income statements, statements of shareholders' equity, cash flow statements and the concurrent notes to the financial statements.
4.       Correct any problems with the accounts and reporting, as necessary
5. Manage the accounting department on a temporary basis and prepare the Company for an audit, including all required schedules and analyses
6. Manage the audit of the Company's year ended December 31, 2003 and year -to-date 2004. Interface with the auditors as required.
7. Interview and recommend personnel for the new Controller position, as requested. Also, recommend personnel for other accounting department positions, as requested

Caveats:
1. There will be sufficient bookkeeping help at the Company such that the day-to-day transactions and any corrections can be made. If not, then CFO 911 will require that a temporary bookkeeper be made available for the day-to-day accounting entry functions.

AGREED TO AND ACCEPTED THIS 27th DAY OF SEPTEMBER, 2004

CFO 911                                             Traffic Logic

By: /s/ Charles K. Dargan II                        By: /s/ Steve Lazuka
    ---------------------------                         -----------------------
Name: Mr. Charles K. Dargan II                      Name: Mr. Steve Lazuka
Title: Principal                                    Title: President
Date: September 27, 2004                            Date: September 27, 2004

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                                     CFO 911
                             Accounting and Finance
                                    Solutions

Traffic Logic
Engagement Agreement

Advisor

CFO 911 will be the exclusive accounting and financial advisor ("Advisor") responsible for completion of the project during the engagement (the "Agreement").

Role

To review the accounting functions and processes of Traffic Logic, "dba" InfoSearch Media, (the "Company") and to make appropriate recommendations to facilitate and improve those functional areas as well as to prepare the Company for an audit. Such assignments are delineated in the Scope Letter, which is a separate agreement. Specific functions include, but are not limited to:

      o     Review and improvement of accounting procedures and processes.

      o     Convert the Company to an accrual based accounting system.

      o     Review and improvement of the financial reporting.

      o     Correct any accounting problems and accounts, as necessary.

      o Manage the accounting department on a temporary basis, while preparing the Company for an audit. o Manage the audit of the Company's year ended December 31, 2003 and year-to-date 2004.

      o Interview and recommend personnel for the new Controller position, as requested.

Term

2 months, with any extension as necessary and as agreed to by the Advisor and the Company.

Fees:

For advisory services performed compensation shall be as follows:

$20,000 per month for the CFO and Controller services provided. $10,000 is due and payable upon signing of this Agreement and additional $10,000 payments are due at each two week interval over the term of the engagement.